SALE, PURCHASE AND ESCROW AGREEMENT

BETWEEN

HOLLYWOOD WAY OFFICE VENTURES, LLC

(“Seller”)

AND

POINT.360

(“Purchaser”)

AND

COMMONWEALTH LAND TITLE INSURANCE COMPANY
(“Escrow Agent”)

SALE, PURCHASE AND ESCROW AGREEMENT

This Sale, Purchase And Escrow Agreement (this “Agreement”), dated as of May 19, 2008 (the “Agreement Date”), is made by and among POINT.360, a California corporation (“Purchaser”), and HOLLYWOOD WAY OFFICE VENTURES, LLC, a California limited liability company (“Seller”), and constitutes (i) a contract of sale and purchase between Seller and Purchaser and (ii) an escrow agreement among Seller, Purchaser and COMMONWEALTH LAND TITLE INSURANCE COMPANY, as escrow agent (“Escrow Agent”), the consent of which appears at the end hereof.

ARTICLE 1
RECITALS

1.1. Real Property. Seller owns and holds fee title to that certain real property located in the City of Burbank, California as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), together with (1) all buildings, improvements, fixtures, pools, and similar structures located on the Real Property consisting generally of a two-story office building with approximately 32,000 rentable square feet, located at 1133 Hollywood Way, Burbank, California and a vacant parcel currently used for parking at 1122 Hollywood Way, Burbank, California (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, herditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Property”).

1.2. Lease of Property. Purchaser, as successor in interest to VDI Media, a California corporation, has leased the Property from Seller, as successor in interest to Al Post, Inc., a California corporation, pursuant to that certain Building Lease dated June 11, 1998 (“Lease”) that expires on June 10, 2008.

1.3. Purchase and Sale. Seller desires to sell and Purchaser desires to purchase all of Seller’s right, title and interest in and to the Property, upon the terms and covenants and subject to the conditions set forth below.

1.4. Lease Extension. In anticipation of the consummation of the transaction contemplated by this Agreement and concurrently with the execution and delivery of this Agreement, the parties are entering into a one (1) year extension of the Lease (“Lease Extension”).

ARTICLE 2
PURCHASE PRICE

2.1. Price. In consideration of the covenants herein contained, Seller hereby agrees to sell and Purchaser hereby agrees to purchase the Property for a total purchase price of EIGHT MILLION DOLLARS ($8,000,000) (the “Purchase Price”), subject to adjustment as provided in Section 6.2 below, which shall be paid by Purchaser as follows:

2.1.1 Deposit. Purchaser will deliver within two (2) business days after the Effective Date, to Escrow Agent the sum of TWO HUNDRED THOUSAND DOLLARS ($200,000) (the “Deposit”) and upon the end of the Investigation Period will become non-refundable and will be immediately released to Seller.

2.1.2 Payment of Purchase Price. Purchaser shall, at or before the Closing (as defined in Section 6.1), deliver to Escrow Agent, by bank wire transfer of immediately available funds, a sum equal to the balance of the Purchase Price. The balance of the Purchase Price received by Seller at Closing shall be adjusted to reflect prorations and other adjustments pursuant to Section 6.2 and Section 7.1.

ARTICLE 3
CONDITIONS TO THE PARTIES’ OBLIGATIONS

3.1. Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to purchase is expressly conditioned upon the satisfaction of each of the following conditions precedent which are for Purchaser’s sole benefit, provided that Purchaser may, in its sole discretion, elect to waive any such conditions in writing:

3.1.1 Investigation Period. Purchaser shall have affirmatively approved of the results of its investigation of the Property during the Investigation Period (as hereinafter defined).

3.1.2 Performance by Seller. Performance in all material respects of the obligations and covenants of, and deliveries required of, Seller hereunder.

3.1.3 Delivery of Title and Possession. Delivery at the Closing of (i) the Deed (as defined in Section 4.2.1) and (ii) possession as provided in Section 15.1.

3.1.4 Title Insurance. Delivery at the Closing of the standard current form of California Land Title Association owner's policy of title insurance (the “Title Policy”), or an irrevocable commitment to issue the same, with liability in the amount of the Purchase Price issued by United Title Insurance Company (the “Title Company”), insuring that fee title to the Real Property vests in Purchaser subject to the Permitted Encumbrances (as defined in Section 4.2.1). (At its option, Purchaser may direct the Title Company to an ALTA extended coverage policy or to issue additional title insurance endorsements if Purchaser pays for the extra cost of such coverage and/or additional endorsements, provided that the Title Company's failure to issue any such additional endorsements shall not affect Purchaser's obligations under this Agreement).

3.1.5 Seller’s Representations. The representations and warranties by Seller set forth in Section 11.1 being true and correct in all material respects as of the Closing except as modified by notice (in accordance with Section 11.1) to which Purchaser does not object in writing by the later of (i) three (3) business days after receipt thereof or (ii) the end of the Investigation Period.

3.1.6 No Material Damage or Condemnation. No material amount of damage or condemnation proceeding shall be pending or threatened against the Property.

3.2. Conditions to Seller’s Obligation to Sell. Seller’s obligation to sell is expressly conditioned upon each of the following conditions precedent which are for Seller’s sole benefit, provided that Seller may, in its sole discretion, elect to waive any such conditions in writing:

3.2.1 Performance by Purchaser. Performance in all material respects of the obligations and covenants of, and deliveries required of, Purchaser hereunder.

3.2.2 Receipt of Purchase Price. Receipt of the Purchase Price and any adjustments due Seller under ARTICLE 7 and Section 6.2 at the Closing in the manner herein provided.

3.2.3 Purchaser’s Representations. The representations and warranties by Purchaser set forth in Section 11.2 being true and correct in all material respects as of the Closing.

ARTICLE 4
DELIVERIES

4.1. Purchaser’s Deliveries. Purchaser shall, at or before the Closing, deliver to Escrow Agent each of the following:

4.1.1 Closing Statement. An executed settlement statement reflecting the prorations and adjustments required under ARTICLE 7.

4.1.2 Cash - Prorations. The amount, if any, required of Purchaser under ARTICLE 7.

4.1.3 Other Documents. Such other documents and/or instruments as may be reasonably required to complete the purchase and sale of the Property.

4.2. Seller’s Deliveries. Seller shall, at or before the Closing, deliver to Escrow Agent (or directly to Purchaser if so specified below) each of the following:

4.2.1 Deed. A standard form grant deed with respect to the Real Property executed and acknowledged by Seller (the “Deed”), pursuant to which Seller shall convey title to the Real Property with the documentary transfer taxes shown on a separate (non-recorded) declaration.

4.2.2 Assignment and Assumption of Lease. A standard form of assignment and assumption of the Lease, as extended, pursuant to which Seller shall assign the Lease to Purchaser and Purchaser shall assume all landlord obligations thereunder.

4.2.3 Owner’s Affidavit. An Owner’s Affidavit as reasonably required by the Title Company as a condition to issue the Title Insurance required under this Agreement.

4.2.4 FIRPTA Affidavit. Four executed copies of an affidavit in the form of Exhibit B with respect to the Foreign Investment in Real Property Tax Act and the California FTB Form 593-C..

4.2.5 Closing Statement. An executed settlement statement reflecting the prorations and adjustments required under ARTICLE 7.

4.2.6 Cash - Prorations. The amount, if any, required of Seller under ARTICLE 7.

4.2.7 Seller’s Certification. A certification executed by Seller affirming that all representations and warranties of Seller contained herein are and remain true as of the Closing.

4.2.8 Other Documents. Such other documents and/or instruments as may be reasonably required to complete the purchase and sale of the Property.

4.3. Failure to Deliver. The failure of Purchaser or Seller to make any delivery required above by and in accordance with this ARTICLE 4 which is not waived by the other party shall constitute a default hereunder by Purchaser or Seller, as applicable.

ARTICLE 5
INVESTIGATION OF PROPERTY

5.1. Delivery of Documents. As used herein the term “Effective Date” shall be May 19, 2008. As a condition precedent to the effectiveness of this Agreement, the parties shall deliver to each other executed counterparts of the Lease Extension concurrently with the delivery of the executed counterparts of this Agreement. The following materials shall constitute the “Due Diligence Materials” which shall be delivered to Purchaser as provided herein:

5.1.1 Preliminary Title Report. On or before the Effective Date, a current preliminary title report covering the Real Property issued by United Title Insurance Company (an affiliate of the Title Company), together with copies of all documents referred to as exceptions therein (collectively, the “Title Report”). The Title Report will form the basis of Title Company’s commitment to issue to Purchaser, as the proposed insured, its regular CLTA or ALTA (as determined by Purchaser) Owner’s title insurance policy (the “Owner’s Title Policy”) in the amount of the Purchase Price.

5.1.2 Phase I Environmental Report. On or before the Effective Date, Seller's Phase I Environmental Report dated January 9, 2007. Purchaser hereby acknowledges that Seller makes no representation or warranty with respect to the accuracy, completeness, conclusions or other information contained in said report.

5.1.3 Natural Hazard Disclosure Statement. Seller has ordered a current Natural Hazard Disclosure Statement as provided by California Civil Code Section 1103.3 and will deliver a copy to Purchaser within one (1) business day after receipt.

5.1.4 Existing Survey. Seller has ordered a copy of the existing survey (“Existing Survey”) from Grimes Surveying & Mapping, Inc., (323.223.1011) and will deliver a copy to Purchaser within one (1) business day after receipt.

5.2. Investigation Period. Purchaser shall have until 5:00 p.m. Pacific Time on the day that is twenty (20) days after the Effective Date to make the following investigations of the Property (the “Investigation Period”).

5.2.1 Title and Survey. Review title to the Property and notify Seller of any objections (the “Title Objections”) with respect to the Title Report and Existing Survey not later than fifteen (15) days after the Effective Date based on its review thereof. In addition, notwithstanding any statements to the contrary, Purchaser shall have three (3) business days after receipt of any update or supplement to the Title Report and/or Existing Survey (each, a “Title Update”) to notify Seller of any objections (also, “Title Objections”) to any matters reflected on a Title Update first raised or materially and adversely altered in such Title Update. If Purchaser does not timely give the applicable notice, such failure shall be conclusively deemed to be full and complete approval of the Title Report, Existing Survey or the Title Update, as applicable, and any matter disclosed therein. If Purchaser gives notice of the unacceptability of any title matter, Seller shall have four (4) business days after receipt thereof to notify Purchaser that Seller (a) will cause or (b) elects not to cause any or all Title Objections disclosed therein to be removed or insured over by the Title Company. Seller's failure to notify Purchaser within such four (4) business day period as to any Title Objection shall be deemed an election by Seller not to remove or have the Title Company insure over such Title Objection. If Seller notifies or is deemed to have notified Purchaser that Seller shall not remove nor have the Title Company insure over any or all of the Title Objections, Purchaser shall have until three (3) business days after the actual or deemed election (as the case may be) not to remove or have the Title Company insure over such Title Objection to (i) terminate this Agreement or (ii) waive such Title Objections and proceed to closing without any abatement or reduction in the Purchase Price on account of such Title Objections. If Purchaser does not timely give such notice, Purchaser shall be deemed to have elected to object to such Title Objections. The Closing shall be automatically extended as necessary to allow for the expiration of the foregoing time periods plus one (1) business day. If Seller elects to attempt to cure any such matters disclosed in a Title Update and timely objected to by Purchaser, Seller shall have the right, at its election, to extend the date for Closing by a reasonable additional time to effect such a cure, but in no event shall the Closing be extended for more than thirty (30) days.

5.2.2 Physical Inspection of Property.

(i) Access. Seller shall allow Purchaser and Purchaser’s engineers, architects or other employees and agents reasonable access to the Property during normal business hours for the limited purposes provided herein. Purchaser and its engineers, architects and other employees and agents may exercise such access solely for the purpose inspecting the physical condition of the Property and conducting non-intrusive physical and environmental tests and inspections thereof. PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE PROPERTY WITHOUT FIRST OBTAINING SELLER’S WRITTEN CONSENT WHICH SHALL NOT BE UNREASONABLY CONDITIONED, DELAYED OR DENIED AS TO THE TIMING AND SCOPE OF THE WORK TO BE PERFORMED AND THE PARTIES ENTERING INTO AN AMENDMENT HERETO MEMORIALIZING SUCH SCOPE OF WORK AND ANY ADDITIONAL AGREEMENTS OF THE PARTIES WITH RESPECT TO SUCH TESTING.

(ii) Insurance. Purchaser agrees that it will be covered by not less than $1,000,000 commercial general liability insurance (with a contractual liability endorsement, insuring its indemnity obligation under this Agreement), insuring all activity and conduct of Purchaser or anyone acting on its behalf while exercising such right of access and naming Seller as insured.

(iii) Indemnification. Purchaser shall indemnify, defend (with counsel reasonably satisfactory to Seller), protect and hold harmless Seller and its agents and representatives from and against any and all liability, loss, cost, damage or expense (including, without limitation, reasonable attorney’s fees and costs) that Seller or such agents and representatives may sustain or incur by reason of or in connection with any inspection made by Purchaser or Purchaser’s agents or contractors relating to or in connection with the Property (not including uncovering of existing conditions), or entries by Purchaser or its agents or contractors onto the Property. Notwithstanding any provision to the contrary in this Agreement, the indemnity obligations of Purchaser under this Agreement shall survive any termination of this Agreement or the delivery of the deed and the transfer of title pursuant to this Agreement.

(iv) Notice of Tests. Purchaser agrees to give Seller two (2) business day prior notice of its intent to conduct any inspections or tests so that Seller will have the opportunity to have a representative present during any such inspection or test, the right to do which Seller expressly reserves. Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection or test.

(v) No Expense to Seller. Purchaser agrees that any inspection, test or other study or analysis of the Property shall be performed at Purchaser’s expense and in strict accordance with applicable law.

(vi) Obligation to Restore Property. Purchaser agrees at its own expense to promptly repair or restore the Property, or, at Seller’s option, to reimburse Seller for any repair or restoration costs, if any inspection or test requires or results in any damage to or alteration of its condition. The obligations set forth in this Section (vi) shall survive the Closing and any termination of this Agreement.

5.2.3 General Investigation. In addition, Purchaser shall have until the end of the Investigation Period to make such other investigations as Purchaser shall deem appropriate.

5.3. Effect of Termination. If Purchaser determines not to proceed with the purchase of the Property, then Purchaser shall, on or before the expiration of the Investigation Period, either so notify Seller in writing or do nothing, in which case Purchaser shall be deemed to have disapproved the Property and the Deposit and all accrued interest therein, subject to any rights which Seller may have for reimbursement and/or indemnity, shall be immediately returned to Purchaser and all further rights and obligations of the parties with respect to this Agreement shall cease and terminate without any further liability of either party to the other (except those obligations which are specifically provided to survive such termination as provided in this Agreement). If no notice of disapproval is delivered to Seller on or before the end of the Investigation Period, Purchaser shall be deemed to have disapproved of the Property. Thereafter, the Deposit and all accrued interest therein, subject to any rights which Seller may have for reimbursement and/or indemnity, shall be immediately returned to Purchaser and all further rights and obligations of the parties with respect to this Agreement shall cease and terminate without any further liability of either party to the other (except those obligations which are specifically provided to survive such termination as provided in this Agreement). Until such time, Purchaser shall diligently pursue its investigation of the Property. If Purchaser affirmatively approves of the Property, the Deposit shall become nonrefundable (subject to the remaining conditions precedent to Purchaser’s obligation to close) and shall be immediately released to Seller.

5.4. No Obligation to Cure. Except as otherwise provided in this Agreement and except for the removal of monetary liens on the Property (but excluding bonds, assessments or similar liens payable in installments), Seller shall not be required to render its title marketable or to remove or correct any exception or matter disapproved by Purchaser or to spend any money or incur any expense in order to do so. Notwithstanding the foregoing, Seller shall provide Title Company with a mechanics’ lien indemnity and owner’s affidavit in forms required by Title Company.

ARTICLE 6
THE CLOSING

6.1. Date and Manner of Closing. The escrow for the purchase and sale of the Property shall close (the “Closing”) not later than ten (10) days following the end of the Investigation Period.

6.2. Option to Extend Closing Date. Purchaser shall have the option to extend the Closing Date for six (6) thirty (30) day periods on the following terms and conditions: (i) Purchaser shall give Seller notice of its election to extend the Closing Date not less than five (5) business days prior to the then scheduled Closing Date and (ii) the Purchase Price will be adjusted pursuant to Schedule 1 attached hereto.

ARTICLE 7
PRORATION, FEES, COSTS AND ADJUSTMENTS

7.1. Prorations. The only items to be prorated between Purchaser and Seller are the rents due under the Lease and insurance premiums paid by Seller as landlord under the Lease and the amounts paid by Purchaser to Seller on account of such insurance premiums. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for expenses, for the entire day upon which the Close of Escrow occurs. Seller agrees to prepare a schedule of tentative prorations prior to the Closing Date with respect to the Property. Such prorations shall be paid by Buyer to Seller (if the prorations result in a net credit to the Seller) or by Seller to Buyer (if the prorations result in a net credit to the Buyer) at the Close of Escrow. A copy of the schedule of prorations and the other debits and credits which may be required pursuant to Sections 7.2 and 7.3 hereof as agreed upon by Buyer and Seller shall be delivered to Escrow Holder prior to the Close of Escrow.

7.2. Real Property Tax Refunds. The Seller is currently processing a refund of real property taxes relating to the Property with the County of Los Angeles. Promptly upon receipt of any such refunds, Seller shall pay over all such refund to Purchaser. Seller’s obligation to pay over such refunds shall survive the Closing and shall continue as long as any refunds shall remain outstanding.

7.3. Security Deposit. Seller shall be debited and Purchaser shall be credited with the amount of the security deposit held by Seller on account of the Lease.

7.4. Seller’s Closing Costs. Seller shall pay (i) one half of Escrow Agent’s escrow fee or escrow termination charge, (ii) the premium for a standard coverage policy of title insurance issued by United Title Insurance Company, (iii) any applicable transfer taxes, and (iv) Seller’s own attorneys’ fees.

7.5. Purchaser’s Closing Costs. Purchaser shall pay (i) one half of Escrow Agent’s escrow fee or escrow termination charge, (ii) the additional premium for ALTA Extended coverage for the Title Policy, (iii) the cost of any title insurance endorsements ordered by Purchaser, (iv) any costs incurred in connection with Purchaser’s investigation of the Property pursuant to ARTICLE 5, including the cost of any new environmental assessment commissioned by Purchaser and the cost of any survey and (v) Purchaser’s own attorneys’ fees.

Recording costs and similar Closing costs shall be apportioned in accordance with the custom for commercial real estate transactions in the county where the Property is located.

ARTICLE 8
DISTRIBUTION OF FUNDS AND DOCUMENTS

8.1. Delivery of the Purchase Price. At the Closing, Escrow Agent shall deliver the Purchase Price, as adjusted by those prorations set forth in Article 7 above, to Seller, and the transaction shall not be considered closed until such delivery occurs.

8.2. Other Monetary Disbursements. Escrow Agent shall, at the Closing, hold for personal pickup or arrange for wire transfer, (i) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled and less any appropriate proration or other charges and (ii) to Purchaser, or order, any excess funds therefore delivered to Escrow Agent by Purchaser and all sums and any proration or other credits to which Purchaser is entitled and less any appropriate proration or other charges.

8.3. Recorded Documents. Escrow Agent shall cause the Deed and any other documents that Seller or Purchaser desires to record to be recorded with the appropriate county recorder and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was required.

8.4. Documents to Purchaser. Escrow Agent shall at the Closing (except as otherwise provided) deliver by overnight express delivery to Purchaser the following:

(i) one conformed copy of the Deed;

(ii) one original of the Assignment of Leases;

(iii) two originals of the FIRPTA Affidavit and the FTB Form 593-C;

(iv) two originals of Seller’s certification as to its representations and warranties;

(v) one original of the Closing Statement; and

(vi) one original of the Title Policy (to be delivered within a reasonable time after the Closing).

8.5. Documents to Seller. Escrow Agent shall at the Closing (except as otherwise provided) deliver by overnight express delivery to Seller’s counsel, the following:

(i) one conformed copy of the Deed;

(ii) one original of the Assignment of Leases;

two originals of the FIRPTA Affidavit and the FTB Form 593-C;

(iii) one original of the Closing Statement; and

(iv) a copy of the Title Policy (to be delivered within a reasonable time after the Closing).

8.6. All Other Documents. Escrow Agent shall at the Closing deliver by overnight express delivery, each other document received hereunder by Escrow Agent to the person acquiring rights under said document or for whose benefit said document was required.

ARTICLE 9
RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION

9.1. Return of Seller’s Documents. If escrow or this Agreement is terminated for any reason, Purchaser shall, within five (5) business days following such termination, deliver to Seller all documents and materials relating to the Property previously delivered to Purchaser by Seller and copies of all property condition, environmental assessment and seismic reports obtained by Purchaser from third parties in connection with the Property and Purchaser’s investigation thereof. Such items shall be delivered without representation or warranty as to accuracy or completeness and without liability of Purchaser to Seller with respect thereto and with no right of Seller to rely thereon without the consent of the third party. Escrow Agent shall deliver all documents and materials deposited by Seller and then in Escrow Agent’s possession to Seller and shall destroy any documents executed by both Purchaser and Seller. Upon delivery by Escrow Agent to Seller (or such destruction, as applicable) of such documents and materials, Escrow Agent’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents and materials to Seller or Purchaser.

9.2. Return of Purchaser’s Documents. If escrow or this Agreement is terminated for any reason, Escrow Agent shall deliver all documents and materials deposited by Purchaser and then in Escrow Agent’s possession to Purchaser and shall destroy any documents executed by both Purchaser and Seller. Upon delivery by Escrow Agent to Purchaser (or such destruction, as applicable) of such documents and materials, Escrow Agent’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents and materials to Seller or Purchaser.

9.3. Deposit. If escrow or this Agreement is terminated for any reason other than (i) Seller’s default, (ii) a failure of a condition precedent for the benefit of Purchaser or (iii) pursuant to Purchaser’s rights of termination pursuant to ARTICLE 12, then the Deposit shall be retained by Seller. In the event of any default by Seller, a failure of a condition precedent specified in Section 3.1 or termination pursuant to ARTICLE 12 the Deposit shall be returned to Purchaser.

9.4. No Effect on Rights of Parties; Survival. The return of documents and monies as set forth above shall not affect the right of either party to seek such legal or equitable remedies as such party may have under ARTICLE 10 with respect to the enforcement of this Agreement. The obligations under this ARTICLE 9 shall survive termination of this Agreement.

ARTICLE 10
DEFAULT

10.1. Seller’s Remedies. IF, FOR ANY REASON WHATSOEVER (OTHER THAN THE FAILURE OF A CONDITION SET FORTH IN SECTION 3.1 AND OTHER THAN A TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 3.1, OR ARTICLE 12), PURCHASER FAILS TO COMPLETE THE ACQUISITION AS HEREIN PROVIDED, PURCHASER SHALL BE IN BREACH OF ITS OBLIGATIONS HEREUNDER AND SELLER SHALL BE RELEASED FROM ANY FURTHER OBLIGATIONS HEREUNDER. PURCHASER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER’S DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. PURCHASER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SOLE REMEDY OF SELLER AT LAW IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY PURCHASER. NOTWITHSTANDING ANY OF THE FOREGOING, HOWEVER, THIS LIQUIDATED DAMAGES PROVISION SHALL NOT LIMIT SELLER’S RIGHTS WITH RESPECT TO PURCHASER’S INDEMNITIES OF SELLER, SELLER’S RIGHTS TO ALL DOCUMENTS AND REPORTS PURSUANT TO SECTION 9.1, OR SELLER’S RIGHTS TO RECOVER ATTORNEYS’ FEES AND COURT COSTS PURSUANT TO SECTION 16.5 BELOW.

ACCEPTED AND AGREED TO:

/s/ John Gates	/s/ Alan Steel
Seller	Purchaser

10.2. Purchaser’s Remedies. IN THE EVENT THE CLOSE OF ESCROW AND THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED THIS AGREEMENT DO NOT OCCUR BY REASON OF DEFAULT BY SELLER, PURCHASER AS ITS SOLE REMEDY WILL BE ENTITLED TO EITHER (I) THE RETURN OF ITS DEPOSIT, ANY INTEREST ACCRUED THEREON, OR TO (II) SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT. EXCEPT IN AN ACTION FOR SPECIFIC PERFORMANCE WHICH MUST BE BROUGHT WITHIN SIXTY (60) DAYS OF THE DATE OF SELLER’S DEFAULT. PURCHASER EXPRESSLY WAIVES THE RIGHT TO RECORD A “LIS PENDENS” AGAINST THE PROPERTY PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 409, OR ANY OTHER PROVISION OF APPLICABLE LAW.

ACCEPTED AND AGREED TO:

_______________________	_______________________
Seller	Purchaser

ARTICLE 11
REPRESENTATIONS AND WARRANTIES

11.1. Seller’s Warranties and Representations. The matters set forth in this Section 11.1 constitute representations and warranties by Seller which are now and (subject to matters contained in any notice given pursuant to the next succeeding sentence) shall, in all material respects, at the Closing be true and correct. All representations and warranties contained in this Section 11.1 are qualified by any information contained in any documents or other material given to Purchaser by Seller in connection with its review of matters pertaining to the Property pursuant to Section 3 above, including any title report or Phase I Environmental Report or Natural Hazard Disclosure Statement given to Purchaser. If Seller learns of, or has a reason to believe that any of the representations and warranties contained in this ARTICLE 11 may cease to be true prior to Closing, Seller shall give prompt notice to Purchaser (which notice shall include copies of the instrument, correspondence, or document, if any, upon which Seller’s notice is based). As used in this Section 11.1, the phrase “to the extent of Seller’s actual knowledge” shall mean the actual knowledge of John Gates, the managing member of Seller and there shall be no duty imposed or implied to investigate, inspect or audit any such matters. To the extent Purchaser has or acquires knowledge prior to the expiration of the Investigation Period that these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Purchaser’s knowledge. Seller’s representations and warranties shall survive the Closing for a period of six (6) months.

11.1.1 Broker. Seller shall indemnify and hold harmless Purchaser from any claims, costs, damages or liabilities (including attorneys’ fees) arising from any claim by any third party for the payment of any brokerage commissions or finders fees (“Fees”) based on any statement or agreement by Seller with such third party with respect to the payment of any such Fees. Seller acknowledges that by separate agreement it will pay a brokerage commission to Charles Dunn.

11.1.2 Organization. Seller has been duly formed, validly exists and is in good standing in the jurisdiction of its formation and in the state in which the Property is located.

11.1.3 Power and Authority. Seller has the legal power, right and authority and has obtained all necessary member consents to enter into this Agreement and to consummate the transactions contemplated hereby.

11.1.4 Contravention. Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order or judgment.

11.1.5 Litigation. To the best of Seller’s knowledge, no litigation or proceedings (including eminent domain) are pending or threatened, relating to Seller or the Property or any part thereof, which, if adversely determined, could individually or in the aggregate have an adverse effect on title to or the use and enjoyment or value of the Property or any portion thereof, or which could in any material way interfere with the consummation of the transaction contemplated in this Agreement.

11.1.6 Bankruptcy. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or received notice of the filing of any involuntary petition in bankruptcy against Seller.

11.1.7 Seller Not a Foreign Person: Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

11.1.8 No Liens. Except as may be shown in the title report to be delivered to Purchaser hereunder, Seller has not received any notifications from any city, county, state, or other governmental authority having jurisdiction over the Property advising of any intended public improvements that could result in a lien or charge against the Property.

11.1.9 No Violations. Seller has not received a written notices from any governmental entity alleging that the Property is in violation of any building and safety, seismic, fire-life-safety or zoning law, ordinance or regulation relating to Property.

11.2. Purchaser’s Warranties and Representations. The matters set forth in this Section 11.2 constitute representations and warranties by Purchaser which are now and shall, at the Closing, be true and correct. Purchaser’s representations and warranties shall survive the Closing for a period of six (6) months.

11.2.1 Broker. Purchaser shall indemnify and hold harmless Seller from any claims, costs, damages or liabilities (including attorneys’ fees) arising from any claim by any third party for the payment of any brokerage commissions or finders fees (“Fees”) based on any statement or agreement by Purchaser with such third party with respect to the payment of any such Fees. Purchaser acknowledges that it will be solely responsible for any brokerage commission or other fee due to Cushman & Wakefield.

11.2.2 Power and Authority. Purchaser has been duly organized, is validly existing and is in good standing in the state of California, and is qualified to do business in the California. This Agreement has been, and all documents executed by Purchaser which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Purchaser.

11.2.3 No Violation of Law. Purchaser represents and warrants to Seller that this Agreement and all documents executed by Purchaser which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

11.2.4 Not Insolvent. Purchaser represents and warrants to Seller that Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

11.2.5 Independent Investigation. Purchaser hereby represents and warrants (i) that it or its affiliates have been in continuous possession of the Property as the tenant for more than ten (10) years and as such has been solely responsible for the repair and maintenance of the Property and its operating systems and the operation of the Property, (ii) the consummation of this transaction shall constitute Purchaser’s acknowledgment that it has independently inspected and investigated the Property and has made and entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property. Upon Closing, Purchaser shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Purchaser’s investigations, and Purchaser, upon closing, shall be deemed to have waived, relinquished and released Seller (and its members and manager and its and their respective officers, investors, managers, employees and agents) from and against any and all claims, demands, causes of action (including causes of action in tort or under any environmental law), losses, damages, liabilities (whether based on strict liability or otherwise), losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against Seller (and its members and manager and its and their respective officers, directors, shareholders, investors, managers, trustees, employees and agents) at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters regarding the Property.

11.2.6 Purchaser Reliance. Purchaser is experienced in and knowledgeable about the ownership and management of real estate, and it has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its condition, value and potential. Purchaser agrees that, notwithstanding the fact that it has received certain information from Seller or its affiliates, agents or consultants, Purchaser has relied upon and will continue to rely solely upon its own analysis and will not rely on any information provided by Seller or its affiliates, agents or consultants, except as expressly set forth in Section 11.1.

11.2.7 No Other Warranties and Representations. Except as specifically set forth in this ARTICLE 11, Seller has not made, nor authorized anyone to make, any warranty or representation as to the Leases, any written materials delivered to Purchaser, the persons preparing such materials, the present or future physical condition, development potential, zoning, building or land use law or compliance therewith, the operation, income generated by, or any other matter or thing affecting or relating to the Property or any matter or thing pertaining to this Agreement. Purchaser expressly acknowledges that no such warranty or representation has been made and that Purchaser is not relying on any warranty or representation whatsoever other than as is expressly set forth in this ARTICLE 11. Purchaser shall accept the Property “as is” and in its condition on the date of Closing subject only to the express provisions of this Agreement.

11.2.8 Hazardous Materials. Purchaser hereby acknowledges and agrees that Seller makes no representation or warranty as to, and Purchaser waives and releases Seller from any present or future claims, whether known or unknown, foreseeable or otherwise, arising from or relating to the presence or alleged presence of any hazardous materials or harmful or toxic substances (“Hazardous Materials”) in, on, under or about the Property, including without limitation any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, (iii) this Agreement, or (iv) the common law. In furtherance and not limitation thereof, Purchaser agrees that should any investigation, cleanup, remediation or removal of any Hazardous Materials or harmful or toxic substances or other environmental conditions on or related to the Property be required after the date of Closing, Seller shall have no liability to Purchaser to perform or pay for such investigation, clean-up, removal or remediation.

ARTICLE 12
CASUALTY AND CONDEMNATION

12.1. Casualty and Condemnation.

12.1.1 Uniform Act. This Agreement shall be governed by the Uniform Vendor and Purchaser Risk Act as set forth in Section 1662 of the California Civil Code (“Act”) as supplemented by this ARTICLE 12. For purposes of the Act, (a) a taking by eminent domain of a portion of the Property shall be deemed to affect a “material part” of the Property if the estimated value of the portion of the Property taken exceeds ten percent (10%) of the Purchase Price or materially adversely affects the Property’s access or parking, and (b) the destruction of a “material part” of the Property shall be deemed to mean an insured or uninsured casualty to the Property following Buyer’s inspection of the Property and prior to the Close of Escrow having an estimated cost of repair which equals or exceeds twenty percent (20%) of the Purchase Price.

12.1.2 Definitions. The phrase “estimated value” shall mean an estimate obtained from a M.A.I. appraiser, who has at least live (5) years experience evaluating property located in the County where the Property Is located, similar in nature and function to that of the Property, selected by Seller and approved by Seller, and the phrase “estimated cost of repair” shall mean an estimate obtained from an independent contractor selected by Seller and approved by Purchaser. Purchaser shall not unreasonably withhold, condition or delay Purchaser’s approval under this Section.

ARTICLE 13
CONDUCT PRIOR TO CLOSING

13.1. Actions Prohibited. Seller shall not, without the prior written approval of Purchaser, which approval will not be unreasonably withheld or delayed:

(i) make any material structural alterations or additions to the Property except as (a) in the ordinary course of operating the Property, (b) required for maintenance and repair or (c) required by the Lease or the Contracts;

(ii) sell, transfer, encumber or change the status of title of all or any portion of the Property;

(iii) change or attempt to change, directly or indirectly, the current zoning of the Real Property in a manner materially adverse to it; or

(iv) cancel, amend or modify, in a manner materially adverse to the Property, any license or permit held by Seller with respect to the Property or any part thereof which would be binding upon Purchaser after the Closing.

13.2. Assignment. The assignment of Seller’s rights hereunder, but not title to the Property, to an intermediary for purposes of effecting an exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, shall not be deemed a violation of this Section. Purchaser shall cooperate with such an exchange.

13.3. Confidentiality. Seller and Purchaser shall, prior to the Closing, maintain the confidentiality of the terms of this sale and purchase and shall not, except as required by law or governmental regulation applicable to Seller or Purchaser, disclose the terms of this Agreement or of such sale and purchase to any third parties whomsoever other than consultants, investors or prospective investors in Seller or Purchaser or the principals of the Escrow Agent, Title Company and such other persons whose assistance is required in carrying out the terms of this Agreement. Prior to Closing, Purchaser shall not at any time issue a press release or otherwise communicate with media representatives regarding this sale and purchase unless such release or communication has received the prior approval of Seller. Purchaser agrees that, prior to Closing, all documents and information regarding the Property of whatsoever nature made available to it by Seller or Seller’s agents and the results of all tests and studies of the Property (collectively, the “Proprietary Information”) are confidential and Purchaser shall not disclose any Proprietary Information to any other person except those assisting it with the analysis of the Property, and only after procuring such person’s agreement to abide by these confidentiality restrictions. This Section 13.3 shall survive the Closing or termination of this Agreement.

13.4. Right to Cure. If any title defect or other matter which would entitle Purchaser to terminate this Agreement shall first arise after Purchaser notifies Seller of its Title Objections pursuant to Section 5.2.1 and prior to the Closing or if Seller shall have breached any representation or warranty hereunder, Seller may elect, by written notice to Purchaser, to cure such title defect or other matter by causing it to be removed or cure such breach of any representation or warranty hereunder and Seller may adjourn the Closing for up to thirty (30) days to do so. Nothing contained in this Section 13.4 shall require Seller to cure any such title defect or other matter or to incur any liability or expense to do so.

ARTICLE 14
NOTICES

14.1. Notices. All notices, demands, approvals, and other communications provided for in this Agreement shall be in writing and shall be effective upon the earlier or the following to occur: (a) when delivered to the recipient, (b) three (3) business days after deposit in a sealed envelope in the United States mail, postage prepaid by registered or certified mall, return receipt requested, (c) the next business day after deposit with a nationally recognized overnight courier, addressed to the recipient as set forth below; or (d) upon delivery by facsimile or email transmission, as evidenced by a fax or email confirmation receipt provided that the same is transmitted during normal California business hours, Monday through Friday. All notices shall be sent as follows:

If to Purchaser, to:	Point.360
2777 North Ontario Street Burbank, CA 91504 Attn: Alan Steel Facsimile: 818-847-2503 Email: Asteel@POINT360.com

With a copy to	TroyGould PC
1801 Century Park East Suite 1600 Los Angeles, CA 90067 Attn: Kenneth R. Blumer, Esq. Facsimile: 310-201-4746 Email: Kblumer@troygould.com

If to Seller, to:	Hollywood Way Office Ventures, LLC
19200 Von Karman Avenue Suite 250 Irvine, CA 92612 Attn: Ray Lamoureux Facsimile: (949) 271-4963 Email: rayl@atlasvp.com

with a copy to:	Paul D. Rubenstein, Esq.
2029 Century Park East, Suite 1370 Los Angeles, CA 90067 Facsimile: (310) 586-3233 Email: pdr@prubensteinlaw.com

If to Escrow Agent, to:	LandAmerica Commercial Services
Ann A. Smith LandAmerica Commercial Services 915 Wilshire Blvd., #2100 Los Angeles, CA 90017 Facsimile: (213) 330-3098 Email: annsmith@landam.com or to such other address or to such other person as any party shall designate to the others for such purpose in the manner hereinabove set forth. If the date on which any notice to be given hereunder falls on a Saturday, Sunday or legal holiday, then such date shall automatically be extended to the next business day immediately following such Saturday, Sunday or legal holiday.

ARTICLE 15
TRANSFER OF TITLE AND POSSESSION

15.1. Transfer of Possession. Possession of the Property shall be transferred to Purchaser at the time of Closing subject to the Permitted Encumbrances and the Lease.

15.2. Delivery of Documents at Closing. At the time of Closing, Seller shall deliver to Purchaser originals or copies of any additional documents, instruments or records in the possession of Seller or its agents which are necessary for the ownership and operation of the Property.

ARTICLE 16
GENERAL PROVISIONS

16.1. Captions. Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms hereof.

16.2. Exhibits. All exhibits referred to herein and attached hereto are a part hereof.

16.3. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

16.4. Modification. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought; provided, however, any amendment hereto or to the Escrow Instructions may be executed and distributed by facsimile and a copy of such amendment executed and distributed by facsimile shall be deemed an original for all purposes.

16.5. Attorneys’ Fees. Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys’ fees and all costs, whether incurred at the trial or appellate level, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding. The “prevailing party” means the party in whose favor a judgment, decree, or final order is rendered.

16.6. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

16.7. Time of Essence. Time is of the essence to this Agreement and to all dates and time periods set forth herein. However, if this Agreement requires any act to be done on a date that is not a business day, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding business day.

16.8. Assignment by Purchaser. Purchaser shall have the right to assign this Agreement to any affiliated entity or any entity owned or controlled in common with Purchaser, provided that Purchaser shall not be released from any of its obligations hereunder.

16.9. Severability. If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

16.10. Successors and Assigns. All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns (subject to Section 16.8).

16.11. Interpretation. Seller and Purchaser acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

16.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.

16.13. Recordation. This Agreement may not be recorded and any attempt to do so shall be of no effect whatsoever.

16.14. Limitation of Liability. No, officer, member, manager, investor, employee or agent of or consultant to Seller shall be held to any personal liability hereunder, and no resort shall be had to their property or assets for satisfaction of any claims hereunder or in connection with the affairs of Seller. This Section 16.14 shall survive the Closing and any termination of this Agreement forever; provided, however, if Seller shall cease to exist or shall have distributed substantially all of its assets to its members, Purchaser may join the members of Seller in any cause of action brought against Seller to the extent of retrieving any distributions made to such members attributable to the transaction contemplated by this Agreement.

16.15. Possession of Seller. As used in this Agreement, the “possession” or “receipt” of a document, notice or similar writing by Seller shall be deemed to be only the possession, receipt or notice of such document by Seller.

16.16. Business Day. As used in this Agreement, “business day” shall be deemed to be any day other than a day on which banks in the state where the Property is located shall be permitted or required to close. To the extent any notice delivery or other performance is required on a day that is not a business day, such notice delivery or performance shall be deemed to be required on the immediately following business day.

16.17. Further Assurances. Each party will, whenever and as often as it shall reasonably be requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further conveyances, assignments, approvals, consents and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement. This Section 16.17 shall survive the Closing.

16.18. Waiver. No waiver by Purchaser or Seller of any of the terms or conditions of this Agreement or any of their respective rights under this Agreement shall be effective such waiver is in writing and signed by the party charged with the waiver.

ARTICLE 17
ESCROW AGENT DUTIES AND DISPUTES

17.1. Other Duties of Escrow Agent. Escrow Agent shall not be bound in any way by any other agreement or contract between Seller and Purchaser, whether or not Escrow Agent has knowledge thereof. Escrow Agent’s only duties and responsibilities with respect to the Deposit shall be to hold the Deposit and other documents delivered to it as agent and to dispose of the Deposit and such documents in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Escrow Agent shall have no responsibility to protect the Deposit and shall not be responsible for any failure to demand, collect or enforce any obligation with respect to the Deposit or for any diminution in value of the Deposit from any cause, other than Escrow Agent’s gross negligence or willful misconduct. Escrow Agent may, at the expense of Seller and Purchaser, consult with counsel and accountants in connection with its duties under this Agreement. Escrow Agent shall not be liable to the parties hereto for any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel and accountants. Escrow Agent shall not be obligated to take any action hereunder that may, in its reasonable judgment, result in any liability to it unless Escrow Agent shall have been furnished with reasonable indemnity satisfactory in amount, form and substance to Escrow Agent.

17.2. Disputes. Escrow Agent is acting as a stakeholder only with respect to the Deposit. If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not make any delivery, but shall hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposition of the Deposit, or, in the absence of authorization, Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding. Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic. If written authorization is not given, or proceedings for a determination are not begun, within thirty (30) days after the date scheduled for the closing of title and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit with a court in the state where the Property is located pending a determination. Escrow Agent shall be reimbursed for all costs and expenses of any action or proceeding, including, without limitation, attorneys’ fees and disbursements incurred in its capacity as Escrow Agent, by the party determined not to be entitled to the Deposit. Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder. In no event shall Escrow Agent be under any duty to institute, defend or participate in any proceeding that may arise between Seller and Purchaser in connection with the Deposit.

17.3. Reports. Escrow Agent shall be responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated by this Agreement.

[SIGNATURES ON THE NEXT PAGE]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

PURCHASER:

POINT.360, a California corporation

By:	/s/ Alan Steel
Alan Steel
Executive Vice President & CFO

HOLLYWOOD WAY OFFICE VENTURES, LLC,
a California limited liability company

By:	/s/ John Gates
John Gates
Managing Member

CONSENT AND AGREEMENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be escrow agent under said Agreement, and (iii) be bound by said Agreement in the performance of its duties as escrow agent.

LANDAMERICA COMMERCIAL SERVICES

By:	/s/Ann A. Smith
Name: Ann A. Smith, CSEO

Dated: May 19, 2008

EXHIBIT A

Description of Land

EXHIBIT A

EXHIBIT B

FIRPTA Affidavit

Transferor’s Certification of Non-Foreign Status

To inform _____________________________, _______________ limited liability company (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be required upon the transfer of certain real property to Transferee by ____________________________ (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.    Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2.    Transferor’s U.S. employer identification number is ___________ and

3.    Transferor’s office address is ___________________________________

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated: _________________, 2008

[Signature blocks for Seller]

EXHIBIT B

SCHEDULE 1

Price Adjustment

If Purchaser exercises its options to extend the Closing Date the Purchase Price shall be adjusted as follows:

Option	Closing Date	Purchase Price
If Purchaser exercises its first option to extend the Closing Date	On or before 60 days after the Effective Date	$8,000,000
If Purchaser exercises its second option to extend the Closing Date	On or before 90 days after the Effective Date	$8.050,000
If Purchaser exercises its third option to extend the Closing Date	On or before 120 days after the Effective Date	$8,100,000
If Purchaser exercises its fourth option to extend the Closing Date	On or before 150 days after the Effective Date	$8,150,000
If Purchaser exercises its fifth option to extend the Closing Date	On or before 180 days after the Effective Date	$8,200,000
If Purchaser exercises its sixth option to extend the Closing Date	On or before 210 days after the Effective Date	$8,250,000

SCHEDULE 1